                                                             Exhibit 10.3


                               AMENDMENT TO LEASE

         THIS AMENDMENT TO LEASE ("Amendment") is made and entered into as of the ____ day of _____________, 1996, by and among PLAZA INTERNATIONAL ("Landlord"), and SOL ZIDE, an individual ("Lessee").

                                    RECITALS

         A. Lessee is the lessee pursuant to that certain Lease -- Shopping Center Form, dated as of August 31, 1993 (the "Lease"), by and between Landlord and Lessee, pursuant to which Lessee leased from Landlord commercial space commonly known as 21857 and 21845 Ventura Boulevard, Woodland Hills, California (the "Original Premises"), as such Original Premises are more particularly described in the Lease.

         B. Lessee currently owns and operates a restaurant known as "Solley's" on the Original Premises (the "Acquired Restaurant").

         D. Lessee and Jerry's Famous Deli, Inc., a California corporation ("JFD"), propose to enter into an Asset Purchase Agreement (the "Asset Purchase Agreement") pursuant to which the Lessee will sell and assign to JFD, and JFD will purchase from Lessee, the Acquired Restaurant, including all of Lessee's right, title and interest in and to the Lease.

         E. In connection with the consummation of transactions contemplated by the Asset Purchase Agreement (the "Sale Transaction"), effective upon consummation of the Sale Transaction, Landlord and Lessee desire to modify the Lease in accordance with the terms set forth below.

         F. Upon effectiveness of the Sale Transaction, Landlord and Lessee desire to modify and amend the Lease to include the premises known as 21853 Ventura Boulevard, Woodland Hills, California (the "Additional Premises"). The Additional Premises and the Original Premises are sometimes collectively referred to herein as the "Premises."

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Certifications of Landlord. Landlord hereby agrees and certifies to Lessee that:

                     a. Pursuant to the Lease, Lessee has leased the Original Premises and has paid to Landlord a security deposit of $65,000 which, upon effectiveness of the lease of the Additional Premises, will increase to $85,000. The term of the Lease commenced on August 1, 1993 and the expiration date of the Lease (prior to the effectiveness of the amendments contemplated by this Amendment) is July 31, 2008. The current minimum monthly rental for the Original Premises is $27,076.76 against a percentage rental of 6.5% of Lessee's gross sales, as set forth in the Lease.

                     b. Notwithstanding anything to the contrary contained in the Lease, upon effectiveness of the lease of the Additional Premises, the initial minimum monthly rental for the Premises (including the Additional Premises) shall be $34,576.76 against a percentage rental of 6.5% of Lessee's gross sales for the entire Premises, as set forth in the Lease, inclusive of monthly common area and insurance charges as provided for in Section 3 below.

                     c. The Premises consist of a total of 8,600 square feet of which the Original Premises constitute 6,975 square feet and the Additional Premises constitute 1,625 square feet.

                  2.       Security Deposit.

                     a. Article 43 (second numbered paragraph) of the Lease is hereby amended to read as follows:

                  "In the event of an assignment of this lease, new Tenant shall pay to Landlord the additional sum of $15,000.00 as security deposit under Article 27."

Upon assignment of the Lease to JFD in connection with closing of the Sale Transaction, all of Lessee's rights to any existing security deposit shall be assigned and transferred from Lessee to JFD and JFD shall cause the additional security deposit referenced in Article 43 of the Lease, as revised, to be deposited with Landlord.

                  3. Lease of Additional Premises. Upon the closing of the Sale Transaction (the "Effective Time"), the Additional Premises shall automatically be added to the Lease. At the Effective Time, the minimum monthly rent for the Premises (including the Additional Premises) shall be $34,576 (which includes the minimum monthly rental plus the amount of the monthly common area and insurance charges for the Premises as set forth in the Agreement) against a percentage rental of 6.5% of Lessee's gross sales for the entire Premises. Notwithstanding anything to the contrary contained in the Lease or this Amendment, after the Effective Time no separate common area or insurance charges will be made with respect to the Premises and the only adjustments to the minimum monthly rental for the Premises shall be inflation adjustments made pursuant to the provisions of Article 4 of the Lease and any adjustments in the real estate taxes payable pursuant to Article 5 of the Lease.

                  4. Real Estate Taxes. Real estate taxes shall be paid as provided in Article 5 of the Lease, currently at a rate of $1,015.00 per month, inclusive of the Additional Premises; provided, however, that Lessee shall be responsible for paying any increase in real estate taxes resulting from tenant improvements made by Lessee to any of the Original Premises, the Additional Premises, or any of the Spaces (as defined in Section 6 below).

                  5. Extension of Lease Term. At the Effective Time, the term of the Lease will be automatically extended for an additional three (3) year period, such that the initial Lease Term shall expire on July 31, 2011.

                  6. Option on Additional Space. At the Effective Time, the Lease will be automatically amended to grant Lessee the right to lease either or both of the spaces (the "Spaces") identified in Exhibit A, attached hereto and incorporated herein by this reference. The option shall be exercisable after termination of the currently existing terms of the lease(s) for the Space(s). If exercised, the Spaces shall be added to the Lease on identical terms as applicable to the Premises pursuant the terms of the Lease and this Amendment. Upon exercise of the right to lease the Space(s), the minimum monthly rental (inclusive of all common area and insurance charges) for the expanded Premises, inclusive of such additional Space or Spaces (the "Expanded Premises"), shall equal (i) the minimum monthly rental per square foot payable for the Premises as set forth in Section 3 of this Amendment, multiplied by (ii) the total square footage of the Expanded Premises, against a minimum monthly rental equal to 6.5% of Lessee's gross sales for the Expanded Premises, inclusive of monthly common area and insurance charges as provided for in
Section 3 above. If the Space or Spaces are leased pursuant to the option contained in this Section 6, real estate taxes payable by the Lessee in respect of such additional Space or Spaces shall be paid at the same rate per square foot as applicable to the Premises. Landlord shall notify Lessee as soon as practical as to the date each Space's current lease will terminate. Within four calendar months before such termination date or five days from receipt of notice, whichever is later, Lessees shall notify Landlord if it will exercise the option.

                  7. Additional Covenant Regarding Use of Premises. On the Effective Date, the Lease shall be amended to provide that Lessee may not wash or clean equipment in the parking lot or any other area of the Center outside of the Premises.

                  8. Agreement Regarding Additional Premises. Notwithstanding anything to the contrary contained in that certain Agreement, dated March 9, 1996, between Lessee and Landlord, regarding the Additional Premises (the "Option"), a copy of which is attached hereto as Exhibit B, Lessee shall have the option to extend the term of such Option for an additional one month period by paying Landlord a non-refundable sum of $10,000 prior to April 1, 1996. In the event that the Sale Transaction shall not have closed prior to May 1, 1996, Lessee shall have the option to extend the term of the Option for one additional one month period by paying Landlord a non-refundable sum of $10,000 prior to the first date of the month for which the Option extension will apply.

                  9. Additional Amendments to Lease. In addition to the modifications to the Lease provided for in Sections 1 through 8 above, on the Effective Date, the Lease shall be modified and amended as reflected in the marked and initialed copy of the Lease attached hereto as Exhibit C, and incorporated herein by this reference.

                  10. Effectiveness of Lease Amendments. Any amendments to the terms and provisions of the Lease provided for in this Amendment shall be effective only upon assignment of the Lease to JFD in connection with the Sale Transaction.

                  11. Assignment. Except as specifically provided herein, this Amendment may not be assigned or transferred by any party hereto without the express written consent of the remaining parties, which consent shall not be unreasonably withheld; provided, however, that nothing herein shall be deemed to restrict the ability of Landlord to assign the Lease in connection with a sale of the property underlying the Premises.

                  12. Further Assurances. In addition to the obligations required to be performed under the Lease, as amended hereby, Landlord and Lessee shall perform such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials, as may be reasonably required in order to accomplish the intent and purposes of the Lease, as hereby amended.

                  13. Authority. Landlord and Lessee represents and warrants to each other that it has the due power and authority to enter into this Amendment and to be bound by the terms hereof.

                  14. Binding Effect. This Amendment shall be binding upon and inure to the benefit of Landlord, Lessee, and their respective successors and assigns.

                  15. Attorneys' Fees. Should any party initiate a legal proceeding against any other party, including an arbitration, then the prevailing party shall be entitled to receive reasonable attorneys' fees and costs incurred in connection with such legal proceeding as determined by the court or arbitrator, as the case may be.

                  16. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

                  17. No Other Amendment. Except as modified by this

Amendment, the provisions of the Lease shall remain unaffected and in full force and effect. To the extent that any terms or provisions of this Amendment are inconsistent with any terms or provisions of the Lease, the terms and provisions of this Amendment shall control.

                  IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD:                               PLAZA INTERNATIONAL

                                        By:_____________________________

                                        Name:
                                        Title:

LESSEE:

                                        ________________________________
                                        SOL ZIDE

                                    EXHIBIT A

                         Description of Additional Space

1. The premises located at 21851 Ventura Boulevard, Woodland Hills, California, consisting of approximately 1,200 square feet.

2. The premises located at 21847 Ventura Boulevard, Woodland Hills, California, consisting of approximately 600 square feet.

                                    EXHIBIT B

                                Option Agreement

         See the Agreement attached hereto and incorporated herein by this reference.

                                    EXHIBIT C

                         Additional Lease Modifications

         See the initialed and marked copy of the Lease attached hereto and incorporated herein by this reference.

                                      -9-